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                                                                      Exhibit 99

COMPANY PRESS RELEASE
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              GLOBAL PHARMACEUTICAL CORPORATION SELLS $5 MILLION OF
                           SERIES B PREFERRED STOCK TO
                   INVESTORS LED BY KINGDON CAPITAL MANAGEMENT

PHILADELPHIA, December 1, 1997 -- Global Pharmaceutical Corporation (Nasdaq;
GLPC) announced today that it has completed the sale of approximately $5 million of its Series B Convertible Preferred Stock to various institutional and accredited investors, including a $4 million investment by Kingdon Capital Management and its affiliates.

Max L. Mendelsohn, President and Chief Executive Officer, commented, "I am pleased that such a prestigious institution as Kingdon Capital has invested $4 million in Global Pharmaceutical. With the proceeds from this $5 million private placement and the earlier placement of approximately $1.3 million of Series A Preferred Stock, we are now able to implement our strategic plan to reintroduce our portfolio of products previously manufactured and marketed under ANDA's and NDA's, and other prescription and over-the-counter (OTC) formulations not subject to ANDA approval by the FDA. This working capital will also allow us to move forward with the introduction of those drugs which the Company is currently developing with strategic partners."

Mr. Mendelsohn added, "The initial marketing of the Pancrelipase 4,500 USP Lipase content product, which we sell through our licensing agreement with Eurand America, a unit of American Home Products, is indicating strong acceptance by drug wholesalers, chains and major distributors. This agreement, along with others, affirms the confidence health care companies have in Global's ability to effectively manufacture and market quality generic pharmaceutical products."

Global Pharmaceutical Corporation is engaged in the manufacture and sale of solid, oral generic prescription and OTC drug products. The Company currently owns 54 previously manufactured and marketed ANDAs and NDAs, more than 100 previously manufactured and marketed prescription and OTC formulations not subject to ANDA approval by FDA, and a recently renovated 115,000 square foot manufacturing facility.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this release contain information that is not historical, these statements are essentially forward looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.